Exhibit 99.1

FOR IMMEDIATE RELEASE

CHINATEL GROUP ANNOUNCES LOI WITH BAMBOO MEDIACASTING

IRVINE, CALIFORNIA – September 8, 2008 – ChinaTel Group, Inc. (“ChinaTel” – OTCBB:CHTL) today announced that it has signed a non-binding letter of intent to acquire Bamboo MediaCasting Inc. (“Bamboo”), a leading mobile content delivery solutions provider. This acquisition is part of ChinaTel’s worldwide strategy to market multimedia content solutions to its telecommunications projects and partners around the globe.

Founded in 2001, Bamboo MediaCasting provides solutions and support services for mobile content delivery. Bamboo provides the highest-quality mobile-media experience, delivered automatically to users' media devices. “Bamboo’s goal to lead the personalized media convergence into mobile phones as a global provider of convenient, cost-effective, user-friendly mobile entertainment is a perfect fit to ChinaTel’s current wireless broadband strategy,” said George Alvarez, CEO of ChinaTel. “Their SilverStripe solution will empower us to conveniently deliver high-quality, affordable rich-media to be played anytime, anywhere.”

SilverStripe is a complete and scalable end-to-end mobile media solution enabling network operators, service providers and content providers to deliver their customers an effortless, dynamic mobile entertainment experience. Delivering regularly refreshed, full track, rich-media content through self-selected channels, SilverStripe can add highly-targeted advertising pushed to the subscriber’s phone and stored on its memory. Subscribers can enjoy convenient access, independent of network availability.

Driven by anticipated 3G network adoption and broad consumer interest, the number of mobile content subscribers is expected to grow to 462 million worldwide over the next five years, according to ABI Research. IDC, meanwhile, has estimated the U.S. audience for mobile video at 25 million+ by 2011, while Juniper Research projects mobile entertainment revenues to jump from $20 billion to $65 billion over the same period.

ChinaTel plans to acquire Bamboo through a stock purchase transaction, which is subject to satisfactory completion of due diligence currently underway. There can be no assurance that any definitive agreement will be entered into, that any proposed transaction will be approved by Bamboo or that any transaction will be completed as a result of the execution of the letter of intent.

About ChinaTel Group, Inc.
ChinaTel, through its wholly-owned subsidiary Trussnet USA, Inc., currently provides telecommunications infrastructure engineering and construction services in mainland China, with plans to expand into select countries around the world. ChinaTel is a leading service provider throughout Asia providing services to telecom companies in China, Singapore, Taiwan, and Hong Kong.  The management team has provided architecture and engineering services for the wireless telecommunications industry for more than 30 years and has been involved in the design, construction and deployment of more than 20,000 wireless projects. For more information visit www.chinatelgroup.com.

About Bamboo MediaCasting
Bamboo MediaCasting, Inc. (www.bamboomc.com) provides proprietary solutions and support services for mobile content delivery and is the leading provider of scheduled, push delivery of subscription content to mobile customers. With Bamboo MediaCasting’s SilverStripe solution, mobile phone carriers and service providers can generate recurring revenues by providing automatic delivery of user-selected rich-media content, while minimizing data cost and network congestion. For consumers, Bamboo MediaCasting automatically delivers video and audio content that subscribers want with maximum convenience and crystal-clear quality. The company, incorporated in Delaware, is privately held and has a research & development facility in Israel.

Notice regarding forward-looking statements
Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined by the United States Private Securities Litigation Reform Act of 1995. Any such forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations such as material adverse events affecting the company, the ability of the company to satisfy the conditions to completion of the business combination and those other risks and uncertainties detailed in the company's filings with the Securities and Exchange Commission.

For further information please contact:

Tammy Perry	Brad Long
Westmoore Investor Relations	Boundary Point Investor Relations, Inc.
Tel: 714.998.4425 x110	Tel: 888.820.1982
Email: info@westmooreinc.com	Email: investors@chinatelgroup.com

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